Exhibit 10.1

AGREEMENT

THIS AGREEMENT made and entered into this 30th day of December, 2010 (“Effective Date”) by and between [Radian Guaranty Inc.] [Radian Group Inc.], a corporation organized and existing under the laws of the state of Delaware (the “Company”), and [                    ] (the “Executive”).

WHEREAS, the Executive is currently employed by the Company and has a [                     Agreement dated [                    ] with [                    ] (the “Prior Agreement”). The Prior Agreement will terminate as of the Effective Date of this Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that an agreement providing severance benefits in the event of certain terminations of employment is important for recruiting, motivating and retaining executives in the competitive and consolidating industries in which the Company participates.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1. Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on December 31, 2011 or, if earlier, the Executive’s Termination Date (as defined below). On December 31, 2011, and each December 31st thereafter, the Term shall be extended for one (1) additional year unless the Company gives the Executive at least forty-five (45) days prior written notice that the Term will not be extended, or the Executive shall have incurred a Termination of Employment (as defined below) before such date. A notice by the Company not to extend the Term shall not, in and of itself, be considered a Termination of Employment or a Good Reason event (as defined below) for purposes of this Agreement.

2. Definitions. When used in this Agreement, the following terms shall have the specific meanings shown in this Section unless the context of any provision of this Agreement clearly requires otherwise:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Cause” shall mean (i) misappropriation of funds with respect to the Company or its Affiliates, (ii) habitual insobriety, (iii) substance abuse, (iv) a material violation of the Code of Conduct of Ethics or employment policies of the Company or an Affiliate, as in effect from time to time; (v) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with the Company or an Affiliate, (vi) conviction of a crime involving moral turpitude, or (vii) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its Affiliates taken as a whole or, where the Executive’s professional efforts are principally on behalf of a single Affiliate of the Company, a material adverse effect on the business, operations, assets, properties or financial condition of such Affiliate.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Disability” shall mean a long-term disability under the applicable long-term disability plan of the Company.

(e) “Good Reason” shall mean one or more of the following events:

(A) any material diminution by the Company of the authority, duties or responsibilities of the Executive;

(B) any material reduction in the Executive’s base salary, which, for purposes of this Agreement, means a reduction in base salary of ten (10) percent or more that does not apply generally to all similarly situated officers of the Company;

(C) any material change in the geographic location at which the Executive must perform his duties to the Company, which, for purposes of this Agreement, means the permanent relocation of the Executive’s principal place of employment to any office or location which is located more than one hundred (100) miles from the location where the Executive is based immediately prior to the change in location; or

(D) any action or inaction that constitutes a material breach by the Company of this Agreement, including without limitation, any failure of the Company to obtain an agreement from any successor of the Company to perform this Agreement in accordance with Section 13 hereof.

The Executive must provide a written Notice of Termination (as defined below) with respect to a termination for Good Reason to the Company within ninety (90) days after the event constituting Good Reason has occurred. The Company shall have a period of thirty (30) days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the Executive’s Notice of Termination. If the Company does not correct the act, or the failure to act, the Executive must terminate employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Notwithstanding the foregoing, in no event will the Executive have Good Reason for termination if an event described in (A) occurs in connective with the Executive’s inability to perform his or her duties on account of illness or short-term or long-term disability.

(f) “Person” shall mean any individual, firm, corporation, partnership or other entity.

(g) “Qualifying Termination” shall mean a Termination of Employment that is either:

(i) initiated by the Company for any reason other than the Executive’s Disability, or for Cause; or

(ii) initiated by the Executive for Good Reason.

(h) “Release” shall mean a release of claims as described in Section 4(b)(vi).

(i) “Termination Date” shall mean the date on which the Executive’s employment with the Company terminates.

(j) “Termination of Employment” shall mean the termination of the Executive’s employment relationship with the Company.

3. Notice of Termination. Any Qualifying Termination shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) briefly summarizes the facts and circumstances deemed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Termination Date. Any Notice of Termination by the Executive with respect to a Good Reason termination must specify a Termination Date that is consistent with the notice and cure provisions of Section 2(e). Any other Notice of Termination by the Executive shall specify a Termination Date not less than thirty (30) days after the date of the Notice of Termination, unless the Company agrees to an earlier Termination Date.

4. Benefits Upon a Qualifying Termination.

(a) If the Executive fails to execute, or revokes, a written Release, upon a Qualifying Termination, the Executive shall receive only any accrued but unpaid salary through the Termination Date and any benefits accrued and due under any applicable benefit plans and programs of the Company. No other payments or benefits shall be due under this Agreement to the Executive.

(b) In the event of the Executive’s Qualifying Termination, if the Executive executes and does not revoke a Release, the Executive shall be entitled to receive the following severance benefits:

(i) The Company shall pay to the Executive an amount in cash equal to [one and a half (1.5)][one (1)] times the Executive’s annual base salary as in effect at the Termination Date. This severance amount will be paid in equal installments in accordance with the Company’s normal payroll practices over the [eighteen (18)][twelve (12)] month period following the Termination Date (the “Severance Period”). The first payment will be made on the thirtieth (30th) day following the Termination Date, and the first payment will include the installments for the first thirty (30) days after the Termination Date.

(ii) The Company shall pay to the Executive an amount in cash equal to [one and a half (1.5)][one (1)] times the Executive’s Target Incentive Award under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, or any successor plan (“STI/MTI Program”) for the year in which the Termination Date occurs. The payment shall be made in a lump sum payment on the thirtieth (30th) day following the Termination Date.

(iii) The Company shall pay to the Executive a prorated Target Incentive Award under the STI/MTI Program for the year in which the Termination Date occurs.

The prorated bonus will be an amount in cash equal to the Executive’s Target Incentive Award under the STI/MTI Program for the year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during the year of termination and the denominator of which is three hundred and sixty five (365). The payment shall be made in a lump sum payment on the thirtieth (30th) day following the Termination Date. The payment under this Section 4(b)(iii) shall not affect the Executive’s right to any STI Bonus or MTI Bonus amounts that may be payable under the STI/MTI Program in accordance with the terms of the STI/MTI Program.

(iv) For the period beginning on the Termination Date and ending on the earlier of (A) the date on which the Executive first becomes covered by any other “group health plan,” as described in section 4980B(g)(2) of the Code, or (B) the last day of the Severance Period (the “Coverage Period”), the Executive may elect continued health coverage under the Company’s health plan in which the Executive (and the Executive’s spouse and eligible dependents) participated at the Termination Date, as in effect from time to time, provided that the Executive shall be responsible for paying the full monthly cost of such coverage. The monthly cost of such coverage shall be the premium determined for purposes of continued coverage under section 4980B(f)(4) of the Code (“COBRA Premium”) in effect from time to time. During the Coverage Period, the Company shall reimburse the Executive for the COBRA Premium that the Executive pays for continued health coverage under the Company’s health plan, less the premium charge that is paid by the Company’s active employees for such coverage as in effect on the Termination Date. Such amounts shall be payable monthly over the Coverage Period and shall commence on the thirtieth (30th) day after the Executive’s Termination Date. Each payment under this Section 4(b)(iv) shall be made on an after-tax basis, after taking into consideration the federal, state and local income and payroll taxes imposed on such payment. The Company shall reimburse the Executive for COBRA Premiums pursuant to this Section 4(b)(iv) only for the portion of the Coverage Period during which the Executive continues coverage under the Company’s health plan. The Executive agrees to promptly notify the Company of the Executive’s coverage under an alternate health arrangement upon becoming covered by such alternative arrangement. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period.

(v) The Executive shall be eligible for executive outplacement services, for up to twelve (12) months after the Termination Date, not to exceed a maximum of twenty thousand dollars ($20,000) in cost. The Company will pay the cost of these services directly to the outplacement provider.

(vi) Notwithstanding the foregoing, all payments and benefits described in this Section 4(b) shall be conditioned on the Executive’s executing and not revoking a written release, substantially in the form attached as Exhibit A (the “Release”), of any and all claims against the Company and all related parties (other than claims based upon any entitlements under the terms of this Agreement or accrued benefits under any plans or programs of the Company under which the Executive has accrued and is due a benefit).

(c) Upon any Termination of Employment, the Company shall pay any accrued but unpaid salary through the Termination Date and any benefits accrued and due under any applicable benefit plans and programs of the Company.

5. Enforcement. If the Company fails to perform under this Agreement, the Company shall pay the Executive on demand the amount necessary to reimburse the Executive in full for all expenses (including attorney’s fees and legal expenses) incurred by the Executive in enforcing the obligations of the Company under this Agreement, but only with respect to claims as to which the Executive prevails in material respects.

6. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. Except as provided in Section 4(b)(iv), the amount of any payment or benefit provided for herein shall not be reduced by any compensation earned by other employment or otherwise.

7. Non-Exclusivity of Rights; Other Severance Plans. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which the Executive may qualify; provided, however, that with respect to a Qualifying Termination, the Executive hereby waives the Executive’s right to receive any payments under any severance pay plan or program applicable to other employees of the Company or its Affiliates, and agrees to accept the payments provided in Section 4 hereof, in lieu of any other severance pay plan or program.

8. No Set-Off. Except as provided in Section 9(h) below, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

9. Restrictive Covenants.

(a) The Executive acknowledges and agrees that, during the Executive’s employment with the Company and its Affiliates, and for the [twelve (12)][eighteen (18)] month period following the Executive’s Termination of Employment for any reason (the “Restricted Period”), the Executive will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity whose primary business involves or is related to [providing mortgage insurance][providing mortgage insurance and/or financial guaranty insurance] within the United States. The Executive further agrees that, given the nature of the Company’s business, a nationwide geographic scope is appropriate and reasonable.

(b) For purposes of this Agreement, the Executive acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company or any of its Affiliates owns or possesses, that the Company or its Affiliates have developed at significant expense and effort, that they use or that is potentially useful in the business of the Company or its Affiliates, that the Company or its Affiliates treat as proprietary, private or confidential, and that is not generally known to the public. The Executive further acknowledges that the Executive’s relationship with the Company is one of confidence and trust such that the Executive has in the past been, and may in the future be, privy to Confidential Information and Trade Secrets of the Company or any of its Affiliates.

(c) The Executive covenants and agrees that during the term of the Executive’s employment by the Company and its Affiliates, and at all times thereafter, the Executive shall keep all Confidential Information and Trade Secrets strictly confidential and that the Executive shall safeguard the Confidential Information and Trade Secrets from exposure to, or appropriation by, unauthorized Persons, and that the Executive shall not, without the prior written consent of the Company, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, such Confidential Information and Trade Secrets. Notwithstanding the foregoing, this Section 9(c) shall not apply (i) when disclosure is required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, (ii) when disclosure is required with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (iii) as to Confidential Information or Trade Secrets that become generally known to the public other than due to the Executive’s violation of Section 9(b) or Section 9(c). If Executive is required to provide or disclose information in accordance with subsection (i) or (ii) of this Section 9(c), Executive shall, within three (3) days of receiving notice of such requirement, notify the Company of such requirement and the terms of and circumstances surrounding such requirement. Furthermore, the Executive shall cooperate with the Company in any attempts it may make in seeking a protective order or injunction with respect to the Confidential Information and/or Trade Secrets that are subject to the required disclosure.

(d) The Executive covenants and agrees that during the term of the Executive’s employment by the Company and during the Restricted Period, the Executive shall not, directly or indirectly through others, (i) hire or attempt to hire any employee of the Company or any of its Affiliates, (ii) solicit or attempt to solicit any employee of the Company or its Affiliates to become an employee, consultant or independent contractor to, for or of any other person or business entity, or (iii) solicit or attempt to solicit any employee, or any consultant or independent contractor of the Company or any of its Affiliates to change or terminate his or her relationship with the Company or any of its Affiliates, unless in each case more than three (3) months shall have elapsed between the last day of such person’s employment or service with the Company or any of its Affiliates and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this Agreement; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Executive, or by a headhunter employed by such entity, which does not involve the Executive, shall not be a violation of this subsection (d).

(e) The Executive covenants and agrees that during the term of the Executive’s employment by the Company or its Affiliates and during the Restricted Period, the Executive shall not, either directly or indirectly through others:

(i) solicit, divert, appropriate or do business with, or attempt to solicit, divert, appropriate or do business with, any customer for whom the Company or any of its Affiliates provided goods or services within twelve (12) months prior to the Executive’s Termination Date or any actively sought prospective customer of the Company or any of its Affiliates for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or any of its Affiliates during the Executive’s employment with the Company or any of its Affiliates, or

(ii) encourage any customer for whom the Company or any of its Affiliates provided goods or services within twelve (12) months prior to the Executive’s Termination Date to reduce the level or amount of business such customer conducts with the Company or any of its Affiliates.

(f) The Executive covenants and agrees that during Executive’s employment by the Company or its Affiliates and at all times thereafter, Executive will not willfully or knowingly, in any way, disparage the Company or any of its Affiliates, its principals, shareholders, officers, directors, employees or agents in any way relating to the Company or any of its Affiliates, including, but not limited to, its name, business reputation or business practices. The Company agrees that it will not, and will direct its senior executives and directors not to, willfully or knowingly disparage Executive in any way. Notwithstanding the foregoing, nothing in this Section 9(f) shall prevent any person from (a) responding publicly by a truthful statement to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement, or (b) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (ii) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(g) The Executive acknowledges and agrees that the business of the Company and its Affiliates is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates.

(h) Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with Confidential Information and Trade Secrets, the parties to this Agreement acknowledge and agree that any breach by the Executive of any of the covenants or agreements contained in Section 9 will result in irreparable injury to the Company or any of its Affiliates, as the case may be, for which money damages could not adequately compensate such entity. Therefore, the Company or any of its Affiliates shall have the right (in addition to any other rights and remedies which it may have at law or in equity) to seek to enforce Section 9 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company or any of its Affiliates may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 9. The Executive agrees that in any action in which the Company or any of its Affiliates seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 9 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(i) If any portion of the covenants or agreements contained in this Section 9, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 9 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 9 shall survive the termination of this Agreement.

10. Taxes. All payments under this Agreement shall be subject to applicable tax withholding.

11. Reduction of Payment Amount.

(a) Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made. The Payments shall be reduced as described in the preceding sentence only if (A) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (B) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Employee would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this subsection (a). The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b) All determinations to be made under this Section 11 shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to a change in control, which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the change in control. Any such determination by such firm shall be binding upon the Company and the Executive. All of the fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section shall be borne solely by the Company.

12. Death. In the event the Executive dies after a Qualifying Termination occurs, (a) any payments due to the Executive under this Agreement and not paid prior to the Executive’s death shall be made to the personal representative of the Executive’s estate and (b) the Executive’s spouse and dependents then covered under the health plan described in Section 4(b)(iv) shall be eligible for continued coverage in accordance with Section 4(b)(iv).

13. Successors. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder shall not be assignable in whole or in part by the Executive or the Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any successor or successors to its business or assets, jointly and severally.

14. Notice. All notices and other communications required or permitted hereunder or necessary or convenient herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, or by electronic delivery, delivery receipt requested, as follows:

If to the Company, to:

Edward J. Hoffman

1601 Market Street

Philadelphia, PA 19103

Attention: Corporate Secretary

If to the Executive, to:

[INSERT EXECUTIVE’S ADDRESS]

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 14. Any such notice shall be deemed delivered and effective when received in the case of personal or electronic delivery; five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail; or on the next business day in the case of an overnight express courier service.

15. Amendment. This Agreement cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and the Company.

16. No Employment Rights. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company.

17. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

18. Survival. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

19. Remedies Cumulative; No Waiver. No right conferred upon the Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, except as provided in Section 2(e) with respect to Good Reason.

20. Entire Agreement. This Agreement is the entire agreement between the Executive and the Company and its Affiliates regarding the subject matter hereof. By entering into this Agreement, the parties agree that any and all prior agreements or understandings with respect to the subject matter hereof are superseded (including the Prior Agreement), and the parties specifically agree that the Prior Agreement shall terminate as of the Effective Date.

21. Indemnification. As to any matter occurring or arising during the Executive’s employment with the Company or its Affiliates, the Company hereby covenants and agrees to indemnify the Executive and hold him harmless fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, reasonable expenses (including reasonable attorney’s fees), losses and damages resulting from his good faith performance of his duties and obligations as an employee, officer or director of the Company or any of its Affiliates to the extent provided by the bylaws of the Company and its Affiliates; provided, however, that this indemnity shall not apply with respect to any breach by the Executive of the terms of this Agreement.

22. Section 409A.

(a) The Agreement is intended to comply with the requirements of section 409A of the Code or an exemption from section 409A, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a section 409A “separation from service.” For purposes of section 409A of the Code, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly designate the calendar year of payment. In no event shall the timing of the Participant’s execution of the Release, directly or indirectly, result in the Participant designating the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

(b) Notwithstanding anything in the Agreement to the contrary, if required by section 409A of the Code, any amount that is considered “deferred compensation” under this Agreement and that is required to be postponed for a period of six months after separation from service pursuant to section 409A shall be postponed as required by section 409A. The accumulated postponed amount, shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of his death.

23. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

24. Governing Law. This Agreement shall be governed by and construed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions. In addition, the Agreement shall be subject to any required approvals by any governmental or regulatory agencies. Without limiting the foregoing, notwithstanding anything in the Agreement to the contrary, the Agreement shall be subject to all applicable laws, regulations, restrictions or governmental guidance that becomes applicable in the event of the Company’s participation in the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, or any similar program of the United States, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities (collectively, “TARP”), and the Board reserves the right to modify this Agreement as necessary to conform to any restrictions imposed under TARP. As a condition of the Agreement, the Executive agrees to any such modifications that may be imposed by the Board, and the Executive agrees to sign such waivers or acknowledgments as the Board may deem necessary or appropriate with respect to TARP restrictions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

[RADIAN GROUP INC.][RADIAN GUARANTY INC.]

By:	Date: December 30, 2010
Print Name: Suzann Boylan

EXECUTIVE

By:	Date: December 30, 2010

Print Name:

EXHIBIT A

FORM OF RELEASE

In further consideration of compensation and benefits provided to [INSERT NAME OF EXECUTIVE] (“Executive”) pursuant to the Agreement between Executive and [Radian Guaranty Inc.] [Radian Group Inc.] (the “Company”) entered into as of the 30th day of December, 2010 (the “Agreement”), Executive hereby executes this Release to the Company (herein the “Release”) and does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and Affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or Affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Executive ever had, now have, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company and its Affiliates, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, [insert other applicable state law] the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the WARN Act, the Family and Medical Leave Act, the Americans with Disabilities Act, and the Employee Retirement Income Security Act, all as amended, and any other federal, state or local statutes or common law under which Executive can waive Executive’s rights, any contracts between the Released Parties and Executive, and all claims for counsel fees and costs.

Notwithstanding anything in this Agreement to the contrary, Executive does not waive (i) any entitlements under the terms of the Agreement, (ii) Executive’s existing right to receive accrued benefits under any plans or programs of the Company in which Executive participated and under which Executive has accrued and become or may become entitled to benefits (other than under any Company separation or severance plan or programs), (iii) any claims that, by law, may not be waived and (iv) any right to indemnification under the bylaws of the Company or its Affiliates, or under any directors and officers or other applicable insurance policy, with respect to Executive’s performance of his duties and obligations as an employee, officer or director of the Company or any of its Affiliates.

I hereby execute this Release as of                     .

Executive

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